UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2005

DIGITAL REALTY TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-32336	26-0081711
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2730 Sand Hill Road, Suite 280 Menlo Park, California	94025
(Address of principal executive offices)	(Zip Code)

(650) 233-3600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 15, 2005, Digital Realty Trust, L.P., our operating partnership subsidiary of which we are the general partner, entered into a definitive purchase and sale agreement effective March 14, 2005 with an unrelated third party to acquire a property known as Lakeside Technology Center. Located in Chicago, Illinois, Lakeside Technology Center is an 8-story re-developed historic building comprising a total of approximately 1,095,540 square feet, including approximately 820,540 net rentable square feet and approximately 275,000 square feet of space in shell condition held for redevelopment. The purchase price, which was determined through negotiations between our operating partnership and the seller, will be approximately $142.6 million to be paid in cash at closing, which includes fees payable to the seller in connection with its ongoing efforts to obtain a change in the real estate tax classification of the property. The seller can earn an additional contingent fee of up to $20 million by obtaining the new real estate tax classification prior to December 31, 2006. We expect that the purchase price and the contingent fee, if payable, will initially be funded with borrowings under our unsecured credit facility or a combination of borrowings under our unsecured credit facility and secured long-term debt.

The purchase of the property is subject to numerous conditions, including the satisfactory conclusion by our operating partnership of its due diligence review of the property during a due diligence period ending on April 13, 2005. During the due diligence period, our operating partnership has the right to terminate the purchase and sale agreement for any reason or for no reason.

Our operating partnership has made a deposit of $500,000 for the Lakeside Technology Center property. If our operating partnership terminates the purchase and sale agreement before the end of the due diligence period for any reason other than a material default by the seller, the seller will be entitled to receive $250,000 of the deposit. If our operating partnership terminates the purchase and sale agreement after the end of the due diligence period otherwise than pursuant to a specific termination right granted to the purchaser in the purchase and sale agreement, the seller will be entitled to receive the whole of the deposit. If our operating partnership does not elect to terminate the purchase and sale agreement, the deposit will be credited toward the purchase price of the property.

During the due diligence period, our operating partnership will have the opportunity to evaluate legal, title, survey, engineering, structural, mechanical, environmental, zoning, permit status, marketing and economic data, financial statements and information, property statements, loan documents and other documents and information related to the property.

There are no material relationships between us and the seller.

Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements, including statements related to the closing of the acquisition of Lakeside Technology Center, the potential to obtain a change in the real estate tax classification of the property and the expected source of funds. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intentions. These forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include adverse economic or real estate developments in our markets or the technology industry; general economic conditions; defaults on or non-renewal of leases by tenants; increased interest rates and operating costs; failure to obtain necessary outside financing; decreased rental rates or increased vacancy rates; difficulties in identifying properties to acquire and completing acquisitions; failure to successfully operate acquired properties and operations; failure to maintain our status as a REIT; environmental uncertainties and risks related to natural disasters; financial market fluctuations; changes in foreign currency exchange rates; and changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by us with the Securities and Exchange Commission. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 7.01 Regulation FD Disclosure

The information in this Item 7.01 of this Current Report on Form 8-K, including the exhibits attached hereto, is furnished pursuant to Item 7.01 and shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section. The information in this Item 7.01 of this Current Report on Form 8-K, including the exhibits attached hereto, shall not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act regardless of any general incorporation language in such filing.

On March 21, 2005, the Company issued a press release announcing its agreement to purchase Lakeside Technology Center. The text of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

The following exhibits are filed with this Form 8-K:

Exhibit No.	Description
99.1	Press Release dated March 21, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digital Realty Trust, Inc.

	By:	/s/ Michael F. Foust
Michael F. Foust
Chief Executive Officer

March 21, 2005

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated March 21, 2005.